UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 6, 2014

SAFEWAY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-00041	94-3019135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5918 Stoneridge Mall Road, Pleasanton, California	94588-3229
(Address of principal executive offices)	(Zip Code)

(925) 467-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

As previously announced, on March 6, 2014, Safeway Inc. (“Safeway”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with AB Acquisition LLC (“AB Acquisition”), Albertson’s Holdings LLC (“Albertsons Holdings”), a subsidiary of AB Acquisition, Albertson’s LLC (“Albertson’s LLC”), a subsidiary of Albertsons Holdings, and Saturn Acquisition Merger Sub, Inc. (“Merger Sub” and together with AB Acquisition, Albertsons Holdings and Albertson’s LLC, “Albertsons”), a subsidiary of Albertsons Holdings, pursuant to which the parties agreed that, on the terms and subject to the conditions set forth in the Merger Agreement, Albertsons Holdings will acquire Safeway.

The Merger Agreement provides that, at the closing of the transactions contemplated thereby, Merger Sub will be merged with and into Safeway (the “Merger”), with Safeway continuing as the surviving corporation. Pursuant to the Merger, each outstanding share of common stock of Safeway will cease to be outstanding and will (other than excluded dissenting shares and shares held in treasury) be converted into the right to receive: (i) $32.50 in cash, (ii) the right to pro-rata distributions of net proceeds with respect to certain sales of (x) Safeway’s real-estate development subsidiary Property Development Centers, LLC and assets comprised of Safeway’s shopping center portfolio including certain related Safeway stores (“PDC”) and (y) Safeway’s 49% interest (the “Casa Ley Interest”) in Casa Ley, S.A. de C.V., a Mexico-based food and general merchandise retailer (“Casa Ley”), and (iii) if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing ((i), (ii) and (iii) together, the “Merger Consideration”). If the sales of PDC and/or the Casa Ley Interest are completed prior to the closing of the Merger, the net proceeds received by Safeway from these sales will be paid to Safeway stockholders at or before the closing. If the PDC sale and/or the sale of the Casa Ley Interest are not fully completed on or prior to the closing, Safeway stockholders will receive at the closing the applicable non-transferable contingent value rights described below.

Each outstanding Safeway restricted stock unit and performance share award covering shares of Safeway common stock shall vest and be cancelled in exchange for a right to receive the Merger Consideration with respect to the shares subject to the applicable award. Each outstanding option to purchase Safeway common stock will vest and be cancelled in exchange for the right to receive a payment equal to the excess, if any, of the cash portion of the Merger Consideration over the exercise price of the applicable option, and additionally, each Safeway option with an exercise price less than the cash portion of the Merger Consideration will receive the applicable non-transferable contingent value rights described below.

The Merger Agreement permits Safeway and its representatives to solicit and engage in negotiations with respect to alternative acquisition proposals until 11:59 p.m. (Eastern time) on March 27, 2014 (the “Go-Shop Period”). In addition, if the company receives a written acquisition proposal during the Go-Shop period that Safeway’s board of directors determines in good faith is or could reasonably be expected to lead to a superior proposal (as defined in the Merger Agreement), Safeway may continue to negotiate with the party that made any such proposal (a “Go-Shop Excluded Party”) through (and including) April 12, 2014. There can be no assurance that the Go-Shop Period or any solicitations by Safeway will result in a superior proposal. From and after the termination of the Go-Shop Period, Safeway and its representatives will be prohibited from soliciting alternative proposals from, and engaging in negotiations with, third parties regarding alternative proposals (other than Go-Shop Excluded Parties through April 12, 2014), subject to certain exceptions, including Safeway’s “fiduciary out” provisions discussed below.

Consummation of the Merger is subject to various customary conditions, including, among others, there not having been a “material adverse effect” on Safeway, compliance with covenants and accuracy of representations and warranties (in each case subject to materiality qualifiers), the adoption of the Merger Agreement by the requisite vote of Safeway’s stockholders and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the Merger provided that Albertsons will not be obligated to agree to divestitures or other restrictions that would reasonably be expected to have a material adverse effect on the parties to the Merger Agreement and their respective subsidiaries, taken as a whole, after giving effect to the reasonably anticipated economic benefits of the Merger.

Each of the parties to the Merger Agreement has made customary representations and warranties and the parties have agreed, among other things, that, subject to certain customary exceptions: (i) Safeway will conduct its business in the ordinary course of business in accordance with past practice during the interim period between the execution of the Merger Agreement and the closing of the Merger; (ii) each of the parties to the Merger Agreement will cooperate in preparing and causing to be filed with the Securities and Exchange Commission (the “SEC”) a proxy statement on Schedule 14A and will use commercially reasonable efforts to have the proxy statement cleared for distribution to Safeway stockholders as promptly as practicable after such filing with the SEC and expiration of the Go-Shop Period; (iii) Safeway will as soon as reasonably practicable following clearance by the SEC and expiration of the Go-Shop Period use commercially reasonable efforts to hold a meeting of its stockholders for the purpose of obtaining the requisite stockholder vote to adopt the Merger Agreement; and (iv) Safeway’s board of directors will, subject to limited exceptions described below, recommend to its stockholders that they vote to adopt the Merger Agreement.

Safeway’s board of directors may change its recommendation to its stockholders to adopt the Merger Agreement in the event that the Company receives an acquisition proposal submitted in accordance with the Merger Agreement that the board of directors determines constitutes a superior proposal or following the occurrence of one or more other intervening events that were not known or reasonably foreseeable on the date of the Merger Agreement, and in each case, Safeway’s board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that failure to make a change in its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. Safeway may also terminate the Merger Agreement to accept a superior proposal in certain circumstances described below, including payment by Safeway to AB Acquisition of a break-up fee and subject to compliance with the terms of the Merger Agreement. AB Acquisition has the right to terminate the Merger Agreement if Safeway’s board of directors changes its recommendation to Safeway’s stockholders to adopt the Merger Agreement in a manner adverse in any material respect to AB Acquisition.

The Merger Agreement provides for the ability of AB Acquisition or Safeway to terminate the Merger Agreement under certain circumstances, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by March 5, 2015 (the “Initial End Date,” unless the Initial End Date is extended by AB Acquisition (in its sole discretion) in certain circumstances to June 5, 2015 (the “Final End Date”)). Safeway would be required to pay Albertsons a termination fee of (i) $150,000,000 if either party terminates the Merger Agreement in connection with a superior proposal approved by Safeway’s board of directors during the Go Shop Period (or with a Go Shop Excluded Party on or prior to April 12, 2014) and (ii) $250,000,000 in certain other circumstances, including if (x) AB Acquisition otherwise terminates the Merger Agreement due to Safeway’s board of directors changing its recommendation or Safeway entering into an alternative acquisition agreement following the Go Shop Period or (y) if an acquisition proposal has been made and Safeway enters into an alternative acquisition agreement within nine months following termination of the Merger Agreement in specified circumstances (including breach by the Company or failure to obtain the stockholder approval of the Merger Agreement in certain circumstances). In addition, if Safeway stockholders do not vote to adopt the Merger Agreement, then in certain circumstances Safeway may be required to reimburse up to $50,000,000 of Albertsons’ documented out-of-pocket expenses in connection with the Merger Agreement, with any such expense reimbursement netted against any termination fee that may become payable. A reverse termination fee of $400,000,000 may be payable by Albertsons to Safeway upon termination of the Merger Agreement under certain circumstances, including if Albertsons is unable to obtain antitrust approval before the Initial End Date (or, if extended, the Final End Date) or if Albertsons fails to consummate the Merger when required or otherwise materially breaches the Merger Agreement.

Albertsons has obtained equity commitments from its current investors and their affiliates, partners and co-investors of approximately $1.25 billion in the aggregate and debt financing commitments from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse AG, Cayman Islands Branch and Credit Suisse Securities (USA) LLC of approximately $7.6 billion in the aggregate for the transactions contemplated by the Merger Agreement, and has represented in the Merger Agreement that when combined with cash on hand of Albertsons and the Company, the proceeds thereof will be sufficient to consummate the transactions contemplated by the Merger Agreement.

The Merger does not alter Safeway’s previously announced plan to distribute the remaining 37.8 million shares of Blackhawk stock that it owns to its stockholders in mid-April and prior to the completion of the Merger. Safeway’s shares of Blackhawk are contemplated to be distributed pro-rata to the stockholders, with a current value of $4.03 per Safeway share based on the closing price of Blackhawk’s common stock of $25.06 per share on March 5, 2014 and a diluted share count at Safeway of approximately 235 million shares. The final ratio and the value of the Blackhawk shares will be determined at the time of the distribution and will depend on the market value of Blackhawk at that time and the number of diluted Safeway shares. The Blackhawk distribution is not dependent upon the completion of the Merger.

In connection with the completion of the Merger, it is expected that Safeway’s distribution of Blackhawk shares will be taxable to Safeway and Safeway’s stockholders. Pursuant to the Merger Agreement, Albertsons has agreed to indemnify Safeway under limited circumstances for certain potential taxes arising from the spin-off in the event the Merger is not consummated.

The foregoing summary of the Merger Agreement is qualified in its entirety by the full text of such agreement, which is attached hereto as Exhibit 2.1, and is incorporated by reference herein. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Safeway, Albertsons or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Safeway’s public disclosures.

Casa Ley Contingent Value Rights Agreement

To the extent that the Casa Ley Interest is not sold in its entirety by the closing of the Merger or there is any deferred consideration that has not then been paid to Safeway with respect to any such sale, each stockholder of Safeway will receive in the Merger a non-transferrable contingent value right to pro-rata distributions of any net proceeds received by Safeway following closing with respect to sales of the Casa Ley Interest (a “Casa Ley CVR”). Safeway will enter into a Casa Ley Contingent Value Rights Agreement (the “Casa Ley CVR Agreement”) with AB Acquisition, a stockholder representative controlled by a committee comprised of three pre-Merger directors of Safeway (the “Shareholder Representative”), and a rights agent (the “Rights Agent”), providing for the terms of the Casa Ley CVRs. The Shareholder Representative will have the authority to, among other things, consent to any decisions of Safeway under Casa Ley’s governing documents and to conduct a sales process with respect to the Casa Ley Interest. Upon a sale (in whole or in part) of the Casa Ley Interest, the Rights Agent will distribute to the holders of the Casa Ley CVRs the cash proceeds received by Safeway or any of its subsidiaries from the sale (as well as any dividends received by Safeway or any of its subsidiaries in respect of the Casa Ley Interest), net of (i) certain fees and expenses of Safeway and its subsidiaries, the Shareholder Representative and the Rights Agent, (ii) any amounts required to repay any shareholder loans owed by Safeway or any of its Subsidiaries to Casa Ley, (iii) income taxes incurred in connection with the sale, calculated using certain assumptions including an assumed tax rate, and (iv) certain costs, fees and expenses incurred by Safeway in connection with any currency conversions applicable to the sales process. If any portion of the Casa Ley Interest owned by Safeway is not sold by the sales deadline under the Casa Ley CVR Agreement (which is the later of (a) four years after the closing of the Merger or (b) sixty days after the date on which any sales agreements with respect to any Casa Ley Interest are closed or terminated), then the holders of the Casa Ley CVRs are entitled to an amount equal to the fair market value of the remaining Casa Ley Interest owned by Safeway (as well as any dividends received by Safeway or any of its subsidiaries payable on the Casa Ley Interest), net of (i) certain fees and expenses of Safeway and its subsidiaries, the Shareholder Representative and the Rights Agent, (ii) any amounts required to repay any shareholder loans owed by Safeway or any of its subsidiaries to Casa Ley, (iii) income taxes that would be incurred on the sale of the remaining Casa Ley Equity, calculated using certain assumptions including an assumed tax rate, and (iv) certain costs, fees and expenses incurred by Safeway in connection with any currency conversions applicable to any sales process.

The foregoing summary of the Casa Ley CVR Agreement is qualified in its entirety by the full text of such form of agreement attached to the Merger Agreement, which is attached hereto as Exhibit 2.1, and is incorporated by reference herein.

PDC Contingent Value Rights Agreement

To the extent that PDC is not sold in its entirety by the closing of the Merger or there is any deferred consideration that has not then been paid to Safeway with respect to any such sale, each stockholder of Safeway will receive in the Merger a non-transferrable contingent value right to pro-rata distributions of any net proceeds received by Safeway following closing with respect to sales of PDC (a “PDC CVR”). Safeway will enter into a PDC Contingent Value Rights Agreement (the “PDC CVR Agreement”) with AB Acquisition, the Shareholder Representative and the Rights Agent, providing for the terms of the PDC CVRs. The Shareholder Representative will have the authority to, among other things, consent to any material decisions of Safeway relating to PDC and to conduct a sales process with respect to PDC. Upon a sale (in whole or in part) of PDC, the Rights Agent will distribute to the holders of the PDC CVRs the cash proceeds received by Safeway or any of its subsidiaries from the sale (as well as any dividends received by Safeway or any of its subsidiaries from the operating earnings of PDC), net of (i) certain fees and expenses of Safeway and its subsidiaries, the Shareholder Representative and the Rights Agent, (ii) any amounts required to repay any loans owed by PDC to the Company or any of its Subsidiaries or any third parties, (iii) income taxes incurred in connection with the sale, calculated using certain assumptions including an assumed tax rate, and (iv) certain severance costs payable to PDC employees arising out of such sale. If any portion of PDC is not sold by the sales deadline under the PDC CVR Agreement (which is the later of (a) two years after the closing of the Merger or (b) sixty days after the date on which any sales agreements with respect to any portion of PDC are closed or terminated), then Safeway shall have no further obligation to the holders of the PDC CVRs with respect to such unsold PDC assets.

The foregoing summary of the PDC CVR Agreement is qualified in its entirety by the full text of such form of agreement attached to the Merger Agreement, which is attached hereto as Exhibit 2.1, and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2014, Safeway’s board of directors, adopted and approved the Safeway Inc. Retention Bonus Plan (the “Retention Plan”), effective March 6, 2014, for certain of Safeway’s key employees, including each of the named executive officers that are Executive Vice Presidents.

The Retention Plan provides for the payment of a cash retention bonus on each of March 6, 2015 and March 6, 2016, subject to remaining employed through each such date, in an amount equal to a percentage of the participant’s annual base salary as in effect on March 6, 2014, in an amount ranging from 25% to 37.5%. For Executive Vice Presidents participating in the Retention Plan, each bonus payment shall be equal to 37.5% of their annual base salary. Notwithstanding the foregoing, in the event a participant’s employment with Safeway is terminated without cause or for good reason, each as defined in the Retention Plan, the participant shall be entitled to receive any unpaid cash retention bonus amounts in a lump sum as soon as practicable following termination.

The Retention Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, the Retention Plan provides that in the event that the payments described above are subject to the Excise Tax, then the payments will be reduced to the extent necessary so that no portion of the payments is subject to the Excise Tax, provided that net amount of the reduced payments, after giving effect to income tax consequences, is greater than or equal to the net amount of the payments without such reduction, after giving effect to the Excise Tax and income tax consequences.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of March 6, 2014, by and among AB Acquisition LLC, Albertson’s Holdings LLC, Albertson’s LLC, Saturn Acquisition Merger Sub, Inc. and Safeway Inc.

Additional Information About the Acquisition and Where to Find it

This filing does not constitute a solicitation of materials of any vote or approval in respect of the proposed merger transaction involving Safeway or otherwise. In connection with the Merger, a special stockholder meeting will be announced soon to obtain stockholder approval. In connection with the Merger, Safeway intends to file relevant materials, including a proxy statement, with the Securities and Exchange Commission (the “SEC”). Investors and security holders of Safeway are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about Safeway, Albertsons and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Safeway with the Securities and Exchange Commission, may be obtained free of charge at the SEC’s website at www.sec.gov, at Safeway’s website at www.Safeway.com or by sending a written request to Safeway at 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.

Participants in the Solicitation

Safeway and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from the stockholders of Safeway in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Safeway’s stockholders in connection with the proposed transaction and their ownership of Safeway’s common stock will be set forth in Safeway’s proxy statement for its special meeting. Investors can find more information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 1, 2013.

Forward-Looking Statements

This filings contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” “estimates” and “is.” No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Safeway nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Safeway’s control. These factors include: failure to obtain stockholder approval of the Merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. There is no assurance that any payments will be made with respect to the sales of PDC and/or Casa Ley, including with respect to the CVRs after the closing of the Merger. The right to receive any future payments with respect to the sales of PDC and/or Casa Ley, including with respect to the CVRs after the Closing of the Merger, will be contingent on a number of factors, including Safeway’s ability to sell all or a portion of PDC and/or Casa Ley, and the amount of after-tax net proceeds realized. If Safeway is unable to sell PDC prior to the second anniversary of the closing of the Merger, no payment will be made to Safeway stockholders with respect to PDC and the CVRs will expire valueless. If Safeway is unable to sell Casa Ley prior to the fourth anniversary of the Merger, Safeway stockholders will be entitled to receive the fair market value of Safeway’s interest in Casa Ley at that time. There can be no assurance as to the value of PDC and/or Casa Ley or that Safeway stockholders will receive the amount of after-tax net proceeds estimated in the joint press release, or any amount. Safeway undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Safeway’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeway Inc.
(Registrant)

Date: March 7, 2014	By:	/s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President, Secretary & General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of March 6, 2014, by and among AB Acquisition LLC, Albertson’s Holdings LLC, Albertson’s LLC, Saturn Acquisition Merger Sub, Inc. and Safeway Inc.